Exhibit 99.1

Press Contact:	Investor Relations Contact:
Robyn Blum	Marilyn Mora
Cisco	Cisco
1 (408) 930-8548	1 (408) 527-7452
rojenkin@cisco.com	marilmor@cisco.com

CISCO REPORTS SECOND QUARTER EARNINGS

News Summary:

•	$13.6 billion in revenue, up 7% year over year; GAAP EPS $0.67, down 6% year over year, and Non-GAAP EPS $0.88, up 5% year over year

•	Continued progress on business model transformation:

•	Total annualized recurring revenue (ARR) at $23.3 billion, up 6% year over year and product ARR up 11% year over year

•	Total software revenue up 10% year over year and software subscription revenue up 15% year over year

•	Remaining performance obligations (RPO) at $31.8 billion, up 4% year over year and product RPO up 7% year over year

•	Dividend increased 3%

•	Q2 FY 2023 Results:

•	Revenue: $13.6 billion

•	Increase of 7% year over year

•	Earnings per Share: GAAP: $0.67; Non-GAAP: $0.88

•	GAAP EPS decreased (6)% year over year

•	Non-GAAP EPS increased 5% year over year

•	Q3 FY 2023 Guidance:

•	Revenue: 11% to 13% growth year over year

•	Earnings per Share: GAAP: $0.74 to $0.79; Non-GAAP: $0.96 to $0.98

•	FY 2023 Guidance:

•	Revenue: 9% to 10.5% growth year over year

•	Earnings per Share: GAAP: $2.85 to $2.96; Non-GAAP: $3.73 to $3.78

SAN JOSE, Calif. — February 15, 2023 — Cisco today reported second quarter results for the period ended January 28, 2023. Cisco reported second quarter revenue of $13.6 billion, net income on a generally accepted accounting principles (GAAP) basis of $2.8 billion or $0.67 per share, and non-GAAP net income of $3.6 billion or $0.88 per share.

“With Cisco’s strong Q2 performance, our fiscal 2023 is shaping up to be a great year,” said Chuck Robbins, chair and CEO of Cisco. “The modern, highly secure networks we are building serve as the backbone of our customers’ technology strategy. This, combined with the success of our ongoing business transformation and operational discipline gives me confidence in our future.”

GAAP Results

	Q2 FY 2023	Q2 FY 2022	Vs. Q2 FY 2022
Revenue	$13.6 billion	$12.7 billion	7%
Net Income	$2.8 billion	$3.0 billion	(7)%
Diluted Earnings per Share (EPS)	$0.67	$0.71	(6)%

Non-GAAP Results

	Q2 FY 2023	Q2 FY 2022	Vs. Q2 FY 2022
Net Income	$3.6 billion	$3.5 billion	3%
EPS	$0.88	$0.84	5%

Reconciliations between net income, EPS, and other measures on a GAAP and non-GAAP basis are provided in the tables located in the section entitled “Reconciliations of GAAP to non-GAAP Measures.”

Cisco Increases Quarterly Dividend

Cisco has declared a quarterly dividend of $0.39 per common share, a 1-cent increase or up 3%, over the previous quarter’s dividend, to be paid on April 26, 2023 to all stockholders of record as of the close of business on April 5, 2023. Future dividends will be subject to Board approval.

“We continue to execute well, delivering better than expected results in revenue, record non-GAAP EPS and operating cash flow”, said Scott Herren, CFO of Cisco. “We are raising our full year outlook driven by our growing recurring revenue base and RPO, along with our healthy backlog and the steps we have taken to improve supply. We have once again increased our dividend, reflecting the strength of our cash flow generation and our commitment to shareholder returns.”

Financial Summary

All comparative percentages are on a year-over-year basis unless otherwise noted.

Q2 FY 2023 Highlights

Revenue — Total revenue was up 7% at $13.6 billion, with product revenue up 9% and service revenue was up 2%. Revenue by geographic segment was: Americas up 9%, EMEA up 5%, and APJC was up 1%. Product revenue performance was led by growth in Secure, Agile Networks up 14%, End-to-End Security up 7%, and Optimized Application Experiences up 11%. Internet for the Future was down 1% and Collaboration was down 10%.

Gross Margin — On a GAAP basis, total gross margin, product gross margin, and service gross margin were 62.0%, 60.2%, and 67.2%, respectively, as compared with 63.3%, 61.8%, and 67.3%, respectively, in the second quarter of fiscal 2022.

On a non-GAAP basis, total gross margin, product gross margin, and service gross margin were 63.9%, 62.1%, and 69.1%, respectively, as compared with 65.5%, 64.3%, and 68.8%, respectively, in the second quarter of fiscal 2022.

Total gross margins by geographic segment were: 62.9% for the Americas, 66.2% for EMEA and 63.6% for APJC.

Operating Expenses — On a GAAP basis, operating expenses were $5.1 billion, up 13%, and were 37.8% of revenue. Non-GAAP operating expenses were $4.3 billion, up 8%, and were 31.4% of revenue.

Operating Income — GAAP operating income was $3.3 billion, down 6%, with GAAP operating margin of 24.2%. Non-GAAP operating income was $4.4 billion, up 1%, with non-GAAP operating margin at 32.5%.

Provision for Income Taxes — The GAAP tax provision rate was 18.8%. The non-GAAP tax provision rate was 19.0%.

Net Income and EPS — On a GAAP basis, net income was $2.8 billion, a decrease of 7%, and EPS was $0.67, a decrease of 6%. On a non-GAAP basis, net income was $3.6 billion, an increase of 3%, and EPS was $0.88, an increase of 5%.

Cash Flow from Operating Activities — $4.7 billion for the second quarter of fiscal 2023, an increase of 93% compared with $2.5 billion for the second quarter of fiscal 2022.

Balance Sheet and Other Financial Highlights

Cash and Cash Equivalents and Investments — $22.1 billion at the end of the second quarter of fiscal 2023, compared with $19.3 billion at the end of fiscal 2022.

Remaining Performance Obligations (RPO) — $31.8 billion, up 4% in total, with 53% of this amount to be recognized as revenue over the next 12 months. Product RPO were up 7% and service RPO were up 2%.

Deferred Revenue — $23.9 billion, up 7% in total, with deferred product revenue up 9%. Deferred service revenue was up 6%.

Capital Allocation — In the second quarter of fiscal 2023, we returned $2.8 billion to stockholders through share buybacks and dividends. We declared and paid a cash dividend of $0.38 per common share, or $1.6 billion, and repurchased approximately 26 million shares of common stock under our stock repurchase program at an average price of $47.72 per share for an aggregate purchase price of $1.3 billion. The remaining authorized amount for stock repurchases under the program is $13.4 billion with no termination date.

Guidance

Cisco expects to achieve the following results for the third quarter of fiscal 2023:

Q3 FY 2023
Revenue	11% – 13% growth Y/Y
Non-GAAP gross margin rate	63.5% – 64.5%
Non-GAAP operating margin rate	33% – 34%
Non-GAAP EPS	$0.96 – $0.98

Cisco estimates that GAAP EPS will be $0.74 to $0.79 for the third quarter of fiscal 2023.

Cisco expects to achieve the following results for fiscal 2023:

FY 2023
Revenue	9% – 10.5% growth Y/Y
Non-GAAP EPS	$3.73 – $3.78

Cisco estimates that GAAP EPS will be $2.85 to $2.96 for fiscal 2023.

Our Q3 FY 2023 guidance assumes an effective tax provision rate of 18% for GAAP and 19% for non-GAAP results. Our FY 2023 guidance assumes an effective tax provision rate of 20% for GAAP and 19% for non-GAAP results.

A reconciliation between the Guidance on a GAAP and non-GAAP basis is provided in the tables entitled “GAAP to non-GAAP Guidance” located in the section entitled “Reconciliations of GAAP to non-GAAP Measures.”

Editor’s Notes:

•

Q2 fiscal year 2023 conference call to discuss Cisco’s results along with its guidance will be held on Wednesday, February 15, 2023 at 1:30 p.m. Pacific Time. Conference call number is 1-888-848-6507 (United States) or 1-212-519-0847 (international).

•

Conference call replay will be available from 4:00 p.m. Pacific Time, February 15, 2023 to 4:00 p.m. Pacific Time, February 22, 2023 at 1-866-361-4941 (United States) or 1-203-369-0189 (international). The replay will also be available via webcast on the Cisco Investor Relations website at https://investor.cisco.com.

•

Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, February 15, 2023. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with the GAAP to non-GAAP reconciliation information, will be available on the Cisco Investor Relations website at https://investor.cisco.com.

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
REVENUE:
Product	$10,155	$9,353	$20,400	$18,882
Service	3,437	3,367	6,824	6,738

Total revenue	13,592	12,720	27,224	25,620

COST OF SALES:
Product	4,038	3,569	8,217	7,242
Service	1,127	1,102	2,234	2,276

Total cost of sales	5,165	4,671	10,451	9,518

GROSS MARGIN	8,427	8,049	16,773	16,102
OPERATING EXPENSES:
Research and development	1,855	1,670	3,636	3,384
Sales and marketing	2,384	2,266	4,775	4,527
General and administrative	582	544	1,147	1,095
Amortization of purchased intangible assets	71	79	142	163
Restructuring and other charges	243	3	241	8

Total operating expenses	5,135	4,562	9,941	9,177

OPERATING INCOME	3,292	3,487	6,832	6,925
Interest income	219	111	388	232
Interest expense	(107)	(88)	(207)	(177)
Other income (loss), net	11	93	(123)	280

Interest and other income (loss), net	123	116	58	335

INCOME BEFORE PROVISION FOR INCOME TAXES	3,415	3,603	6,890	7,260
Provision for income taxes	642	630	1,447	1,307

NET INCOME	$2,773	$2,973	$5,443	$5,953

Net income per share:
Basic	$0.68	$0.71	$1.33	$1.42

Diluted	$0.67	$0.71	$1.32	$1.41

Shares used in per-share calculation:
Basic	4,103	4,183	4,105	4,201

Diluted	4,116	4,205	4,115	4,222

CISCO SYSTEMS, INC.

REVENUE BY SEGMENT

(In millions, except percentages)

	January 28, 2023
	Three Months Ended		Six Months Ended
	Amount	Y/Y%	Amount	Y/Y%
Revenue:
Americas	$7,825	9%	$15,738	7%
EMEA	3,728	5%	7,404	8%
APJC	2,039	1%	4,082	1%

Total	$13,592	7%	$27,224	6%

Amounts may not sum and percentages may not recalculate due to rounding.

CISCO SYSTEMS, INC.

GROSS MARGIN PERCENTAGE BY SEGMENT

(In percentages)

	January 28, 2023
	Three Months Ended	Six Months Ended
Gross Margin Percentage:
Americas	62.9%	62.9%
EMEA	66.2%	64.8%
APJC	63.6%	63.0%

CISCO SYSTEMS, INC.

REVENUE FOR GROUPS OF SIMILAR PRODUCTS AND SERVICES

(In millions, except percentages)

	January 28, 2023
	Three Months Ended		Six Months Ended
	Amount	Y/Y%	Amount	Y/Y%
Revenue:
Secure, Agile Networks	$6,746	14%	$13,430	13%
Internet for the Future	1,306	(1)%	2,616	(3)%
Collaboration	958	(10)%	2,044	(6)%
End-to-End Security	943	7%	1,914	8%
Optimized Application Experiences	199	11%	393	9%
Other Products	3	25%	4	(17)%

Total Product	10,155	9%	20,400	8%
Services	3,437	2%	6,824	1%

Total	$13,592	7%	$27,224	6%

Amounts may not sum and percentages may not recalculate due to rounding.

CISCO SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	January 28, 2023	July 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$9,009	$7,079
Investments	13,052	12,188
Accounts receivable, net of allowance of $86 at January 28, 2023 and $83 at July 30, 2022	5,237	6,622
Inventories	3,140	2,568
Financing receivables, net	3,557	3,905
Other current assets	4,520	4,355

Total current assets	38,515	36,717
Property and equipment, net	1,964	1,997
Financing receivables, net	3,554	4,009
Goodwill	38,388	38,304
Purchased intangible assets, net	2,134	2,569
Deferred tax assets	5,321	4,449
Other assets	5,964	5,957

TOTAL ASSETS	$95,840	$94,002

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$1,250	$1,099
Accounts payable	2,329	2,281
Income taxes payable	2,200	961
Accrued compensation	3,187	3,316
Deferred revenue	13,109	12,784
Other current liabilities	5,177	5,199

Total current liabilities	27,252	25,640
Long-term debt	7,637	8,416
Income taxes payable	6,609	7,725
Deferred revenue	10,818	10,480
Other long-term liabilities	2,050	1,968

Total liabilities	54,366	54,229

Total equity	41,474	39,773

TOTAL LIABILITIES AND EQUITY	$95,840	$94,002

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	January 28, 2023	January 29, 2022
Cash flows from operating activities:
Net income	$5,443	$5,953
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	853	1,049
Share-based compensation expense	1,097	930
Provision (benefit) for receivables	6	8
Deferred income taxes	(845)	(138)
(Gains) losses on divestitures, investments and other, net	109	(323)
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	1,393	(308)
Inventories	(569)	(506)
Financing receivables	834	1,241
Other assets	(210)	(780)
Accounts payable	42	(250)
Income taxes, net	118	(876)
Accrued compensation	(146)	(437)
Deferred revenue	633	202
Other liabilities	(57)	123

Net cash provided by operating activities	8,701	5,888

Cash flows from investing activities:
Purchases of investments	(3,797)	(3,937)
Proceeds from sales of investments	587	1,402
Proceeds from maturities of investments	2,316	3,185
Acquisitions, net of cash and cash equivalents acquired and divestitures	(3)	(361)
Purchases of investments in privately held companies	(70)	(124)
Return of investments in privately held companies	39	104
Acquisition of property and equipment	(346)	(232)
Proceeds from sales of property and equipment	1	5
Other	(20)	(11)

Net cash (used in) provided by investing activities	(1,293)	31

Cash flows from financing activities:
Issuances of common stock	316	306
Repurchases of common stock - repurchase program	(1,760)	(5,105)
Shares repurchased for tax withholdings on vesting of restricted stock units	(310)	(411)
Short-term borrowings, original maturities of 90 days or less, net	(602)	959
Issuances of debt	—	1,049
Repayments of debt	—	(2,000)
Dividends paid	(3,120)	(3,102)
Other	(5)	(40)

Net cash used in financing activities	(5,481)	(8,344)

Effect of foreign currency exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	3	(25)

Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	1,930	(2,450)
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of period	8,579	9,942

Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period	$10,509	$7,492

Supplemental cash flow information:
Cash paid for interest	$178	$184
Cash paid for income taxes, net	$2,172	$2,320

CISCO SYSTEMS, INC.

REMAINING PERFORMANCE OBLIGATIONS

(In millions, except percentages)

	January 28, 2023		October 29, 2022		January 29, 2022
	Amount	Y/Y%	Amount	Y/Y%	Amount	Y/Y%
Product	$14,517	7%	$14,013	5%	$13,532	16%
Service	17,255	2%	16,897	1%	16,986	3%

Total	$31,772	4%	$30,910	3%	$30,518	8%

We expect 53% of total RPO at January 28, 2023 will be recognized as revenue over the next 12 months.

CISCO SYSTEMS, INC.

DEFERRED REVENUE

(In millions)

	January 28, 2023	October 29, 2022	January 29, 2022
Deferred revenue:
Product	$10,679	$10,404	$9,767
Service	13,248	12,615	12,546

Total	$23,927	$23,019	$22,313

Reported as:
Current	$13,109	$12,578	$12,268
Noncurrent	10,818	10,441	10,045

Total	$23,927	$23,019	$22,313

CISCO SYSTEMS, INC.

DIVIDENDS PAID AND REPURCHASES OF COMMON STOCK

(In millions, except per-share amounts)

	DIVIDENDS		STOCK REPURCHASE PROGRAM			TOTAL
Quarter Ended	Per Share	Amount	Shares	Weighted- Average Price per Share	Amount	Amount
Fiscal 2023
January 28, 2023	$0.38	$1,560	26	$47.72	$1,256	$2,816
October 29, 2022	$0.38	$1,560	12	$43.76	$502	$2,062
Fiscal 2022
July 30, 2022	$0.38	$1,567	54	$44.02	$2,402	$3,969
April 30, 2022	$0.38	$1,555	5	$54.20	$252	$1,807
January 29, 2022	$0.37	$1,541	82	$58.36	$4,824	$6,365
October 30, 2021	$0.37	$1,561	5	$56.49	$256	$1,817

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GAAP TO NON-GAAP NET INCOME

(In millions)

	Three Months Ended		Six Months Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
GAAP net income	$2,773	$2,973	$5,443	$5,953
Adjustments to cost of sales:
Share-based compensation expense	106	81	187	150
Amortization of acquisition-related intangible assets	153	197	306	395
Acquisition-related/divestiture costs	1	1	3	2

Total adjustments to GAAP cost of sales	260	279	496	547

Adjustments to operating expenses:
Share-based compensation expense	498	396	913	779
Amortization of acquisition-related intangible assets	71	79	142	163
Acquisition-related/divestiture costs	48	120	123	232
Russia-Ukraine war costs	2	—	5	—
Significant asset impairments and restructurings	243	3	241	8

Total adjustments to GAAP operating expenses	862	598	1,424	1,182

Adjustments to interest and other income (loss), net:
(Gains) and losses on equity investments	(44)	(100)	65	(319)

Total adjustments to GAAP interest and other income (loss), net	(44)	(100)	65	(319)

Total adjustments to GAAP income before provision for income taxes	1,078	777	1,985	1,410

Income tax effect of non-GAAP adjustments	(212)	(202)	(404)	(340)
Significant tax matters	—	—	164	—

Total adjustments to GAAP provision for income taxes	(212)	(202)	(240)	(340)

Non-GAAP net income	$3,639	$3,548	$7,188	$7,023

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GAAP TO NON-GAAP EPS

	Three Months Ended		Six Months Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
GAAP EPS	$0.67	$0.71	$1.32	$1.41
Adjustments to GAAP:
Share-based compensation expense	0.15	0.11	0.27	0.22
Amortization of acquisition-related intangible assets	0.05	0.07	0.11	0.13
Acquisition-related/divestiture costs	0.01	0.03	0.03	0.06
Significant asset impairments and restructurings	0.06	—	0.06	—
(Gains) and losses on equity investments	(0.01)	(0.02)	0.02	(0.08)
Income tax effect of non-GAAP adjustments	(0.05)	(0.05)	(0.10)	(0.08)
Significant tax matters	—	—	0.04	—

Non-GAAP EPS	$0.88	$0.84	$1.75	$1.66

Amounts may not sum due to rounding.

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GROSS MARGINS, OPERATING EXPENSES, OPERATING MARGINS, INTEREST AND OTHER INCOME (LOSS), NET,

AND NET INCOME

(In millions, except percentages)

	Three Months Ended
	January 28, 2023
	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Y/Y	Operating Income	Y/Y	Interest and other income (loss), net	Net Income	Y/Y
GAAP amount	$6,117	$2,310	$8,427	$5,135	13%	$3,292	(6)%	$123	$2,773	(7)%
% of revenue	60.2%	67.2%	62.0%	37.8%		24.2%		0.9%	20.4%
Adjustments to GAAP amounts:
Share-based compensation expense	40	66	106	498		604		—	604
Amortization of acquisition-related intangible assets	153	—	153	71		224		—	224
Acquisition/divestiture-related costs	1	—	1	48		49		—	49
Significant asset impairments and restructurings	—	—	—	243		243		—	243
Russia-Ukraine war costs	—	—	—	2		2		—	2
(Gains) and losses on equity investments	—	—	—	—		—		(44)	(44)
Income tax effect/significant tax matters	—	—	—	—		—		—	(212)

Non-GAAP amount	$6,311	$2,376	$8,687	$4,273	8%	$4,414	1%	$79	$3,639	3%

% of revenue	62.1%	69.1%	63.9%	31.4%		32.5%		0.6%	26.8%

	Three Months Ended
	January 29, 2022
	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Operating Income	Interest and other income (loss), net	Net Income
GAAP amount	$5,784	$2,265	$8,049	$4,562	$3,487	$116	$2,973
% of revenue	61.8%	67.3%	63.3%	35.9%	27.4%	0.9%	23.4%
Adjustments to GAAP amounts:
Share-based compensation expense	29	52	81	396	477	—	477
Amortization of acquisition-related intangible assets	197	—	197	79	276	—	276
Acquisition/divestiture-related costs	1	—	1	120	121	—	121
Significant asset impairments and restructurings	—	—	—	3	3	—	3
(Gains) and losses on equity investments	—	—	—	—	—	(100)	(100)
Income tax effect/significant tax matters	—	—	—	—	—	—	(202)

Non-GAAP amount	$6,011	$2,317	$8,328	$3,964	$4,364	$16	$3,548

% of revenue	64.3%	68.8%	65.5%	31.2%	34.3%	0.1%	27.9%

Amounts may not sum and percentages may not recalculate due to rounding.

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GROSS MARGINS, OPERATING EXPENSES, OPERATING MARGINS, INTEREST AND OTHER INCOME (LOSS), NET,

AND NET INCOME

(In millions, except percentages)

	Six Months Ended
	January 28, 2023
	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Y/Y	Operating Income	Y/Y	Interest and other income (loss), net	Net Income	Y/Y
GAAP amount	$12,183	$4,590	$16,773	$9,941	8%	$6,832	(1)%	$58	$5,443	(9)%
% of revenue	59.7%	67.3%	61.6%	36.5%		25.1%		0.2%	20.0%
Adjustments to GAAP amounts:
Share-based compensation expense	71	116	187	913		1,100		—	1,100
Amortization of acquisition-related intangible assets	306	—	306	142		448		—	448
Acquisition/divestiture-related costs	3	—	3	123		126		—	126
Significant asset impairments and restructurings	—	—	—	241		241		—	241
Russia-Ukraine war costs	—	—	—	5		5		—	5
(Gains) and losses on equity investments	—	—	—	—		—		65	65
Income tax effect/significant tax matters	—	—	—	—		—		—	(240)

Non-GAAP amount	$12,563	$4,706	$17,269	$8,517	7%	$8,752	1%	$123	$7,188	2%

% of revenue	61.6%	69.0%	63.4%	31.3%		32.1%		0.5%	26.4%

	Six Months Ended
	January 29, 2022
	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Operating Income	Interest and other income (loss), net	Net Income
GAAP amount	$11,640	$4,462	$16,102	$9,177	$6,925	$335	$5,953
% of revenue	61.6%	66.2%	62.8%	35.8%	27.0%	1.3%	23.2%
Adjustments to GAAP amounts:
Share-based compensation expense	54	96	150	779	929	—	929
Amortization of acquisition-related intangible assets	395	—	395	163	558	—	558
Acquisition/divestiture-related costs	2	—	2	232	234	—	234
Significant asset impairments and restructurings	—	—	—	8	8	—	8
(Gains) and losses on equity investments	—	—	—	—	—	(319)	(319)
Income tax effect/significant tax matters	—	—	—	—	—	—	(340)

Non-GAAP amount	$12,091	$4,558	$16,649	$7,995	$8,654	$16	$7,023

% of revenue	64.0%	67.6%	65.0%	31.2%	33.8%	0.1%	27.4%

Amounts may not sum and percentages may not recalculate due to rounding.

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

EFFECTIVE TAX RATE

(In percentages)

	Three Months Ended		Six Months Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
GAAP effective tax rate	18.8%	17.5%	21.0%	18.0%
Total adjustments to GAAP provision for income taxes	0.2%	1.5%	(2.0)%	1.0%

Non-GAAP effective tax rate	19.0%	19.0%	19.0%	19.0%

GAAP TO NON-GAAP GUIDANCE

Q3 FY 2023	Gross Margin Rate	Operating Margin Rate	Earnings per Share (2)
GAAP	61.5% – 62.5%	25.5% – 26.5%	$0.74 – $0.79
Estimated adjustments for:
Share-based compensation expense	1.0%	4.5%	$0.12 – $0.13
Amortization of acquisition-related intangible assets and acquisition/divestiture-related costs	1.0%	2.0%	$0.05 – $0.06
Significant asset impairments and restructurings (1)	—	1.0%	$0.02 – $0.03

Non-GAAP	63.5% – 64.5%	33% – 34%	$0.96 – $0.98

FY 2023	Earnings per Share (2)
GAAP	$2.85 – $2.96
Estimated adjustments for:
Share-based compensation expense	$0.46 – $0.48
Amortization of acquisition-related intangible assets and acquisition/divestiture-related costs	$0.21 – $0.23
Significant asset impairments and restructurings (1)	$0.10 – $0.12
(Gains) and losses on equity investments	$0.01
Significant tax matters	$0.04

Non-GAAP	$3.73 – $3.78

(1)

On November 16, 2022, Cisco announced a restructuring plan in order to rebalance the organization and enable further investment in key priority areas. This rebalancing includes talent movement options and restructuring. Additionally, Cisco has begun optimizing its real estate portfolio, aligned to the broader hybrid work strategy. Cisco estimates that it will recognize pre-tax charges to its GAAP financial results of approximately $600 million consisting of severance and other one-time termination benefits, real estate-related charges, and other costs. These charges are primarily cash-based. We recognized $243 million of these charges during the second quarter of fiscal 2023. We expect to recognize approximately $140 million of these charges in each of the third and fourth quarters of fiscal 2023, and the remaining amount of these charges primarily in the first quarter of fiscal 2024.

(2)	Estimated adjustments to GAAP earnings per share are shown after income tax effects.

Except as noted above, this guidance does not include the effects of any future acquisitions/divestitures, asset impairments, Russia-Ukraine war costs, restructurings, (gains) and losses on equity investments and significant tax matters or other events, which may or may not be significant unless specifically stated.

Forward Looking Statements, Non-GAAP Information and Additional Information

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as the success of our ongoing business transformation and operational discipline, the growth of our recurring revenue base and RPO, our healthy backlog, steps taken to improve the supply situation, strength of our cash flow generation, and commitment to shareholder returns) and the future financial performance of Cisco (including the guidance for Q3 FY 2023 and full year FY 2023) that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: the impact of the COVID-19 pandemic and related public health measures; business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain priorities, key growth areas, and in certain geographical locations, as well as maintaining leadership in Secure, Agile Networks and services; the timing of orders and manufacturing and customer lead times; significant supply constraints; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; our ability to achieve expected benefits of our partnerships; increased competition in our product and service markets, including the data center market; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, other intellectual property, antitrust, stockholder and other matters, and governmental investigations; our ability to achieve the benefits of restructurings and possible changes in the size and timing of related charges; cyber-attacks, data breaches or malware; vulnerabilities and critical security defects; terrorism; natural catastrophic events (including as a result of global climate change); any other pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales, engineering, service, marketing and manufacturing activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent reports on Forms 10-Q and 10-K filed on November 22, 2022 and September 8, 2022, respectively. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent reports on Forms 10-Q and 10-K as each may be amended from time to time. Cisco’s results of operations for the three and six months ended January 28, 2023 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP gross margins, non-GAAP operating expenses, non-GAAP operating income and margin, non-GAAP effective tax rates, non-GAAP interest and other income (loss), net, and non-GAAP net income per share data for the periods presented. It also includes future estimated ranges for gross margin, operating margin, tax provision rate and EPS on a non-GAAP basis.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP measures when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and its historical and projected results of operations.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, acquisition-related/divestiture costs, significant asset impairments and restructurings, significant litigation settlements and other contingencies, Russia-Ukraine war costs, gains and losses on equity investments, the income tax effects of the foregoing and significant tax matters. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results. For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Annualized recurring revenue represents the annualized revenue run-rate of active subscriptions, term licenses, and maintenance contracts at the end of a reporting period, net of rebates to customers and partners as well as certain other revenue adjustments. Includes both revenue recognized ratably as well as upfront on an annualized basis.

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